EXHIBIT 10.4

FIRST AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This First Amendment to Convertible Promissory Note (this “Amendment”) is entered into effective August 13, 2013 (the “Effective Date”) by and between Premier Biomedical, Inc., a Nevada corporation (the “Borrower”) and LG Capital Funding, LLC, a New York corporation (the “Holder”).  Each of the Borrower and the Holder shall be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties are parties to that certain Convertible Promissory Note with an original issue date of August 13, 2013 in the original principal amount of $26,500 (the “Note”);

WHEREAS, the Parties desire to amend the Note to modify the terms of the Conversion Price as set forth herein.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficient of which is hereby agreed and acknowledged, the Parties agree as follows:

AGREEMENT

1.             Section 1.2(a) is restated in its entirety as follows:

1.2         Conversion Price.

(a)           Calculation of Conversion Price. The Conversion Price shall equal the greater of (i) the Variable Conversion Price (as defined herein) and (ii) the Fixed Conversion Price (subject, in each case, to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The "Variable Conversion Price" shall mean 55% multiplied by the Market Price (as defined herein) (representing a discount rate of 45%). “Market Price” means the average of the two (2) lowest Trading Prices (as defined below) for the Common Stock during the ten (10) Trading Day period ending one Trading Day prior to the date the Conversion Notice is sent by the Holder to the Borrower via facsimile (the “Conversion Date”). “Trading Price” means, for any security as of any date, the closing bid price on the Over-the-Counter Bulletin Board, or applicable trading market (the “OTCBB”) as reported by a reliable reporting service (“Reporting Service”) mutually acceptable to Borrower and Holder and hereafter designated by Holders of a majority in interest of the Notes and the Borrower or, if the OTCBB is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the “pink sheets” by the OTC Markets Group, Inc.  If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Borrower and the holders of a majority in interest of the Notes being converted for which the calculation of the Trading Price is required in order to determine the Conversion Price of such Notes. “Trading Day” shall mean any day on which the Common Stock is traded for any period on the OTCBB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.  “Fixed Conversion Price” shall mean $0.01.”

2.             Other than as set forth herein, the terms and conditions of the Note shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the Effective Date.

“Borrower”		“Holder”

Premier Biomedical, Inc.		LG Capital Funding, LLC,
a Nevada corporation		a New York limited liability company

	/s/ William A. Hartman		/s/ Joseph Lerman
By:	William A. Hartman	By:	Joseph Lerman
Its:	President	Its:	Managing Member